Exhibit 1.1

Please note that these documents are English translations of the original Japanese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Japanese original, the latter shall prevail.

Articles of Incorporation

Tokyo Lifestyle Co., Ltd.

Chapter 1　General Provisions

(Name of the Company)

Article 1

The name of the Company is Tokyo Seikatsukan Kabushiki Kaisha, and shall be indicated in English as Tokyo Lifestyle Co., Ltd.

(Purpose)

Article 2

The purpose of the Company is to engage in the following businesses:

1	Consulting services related to overseas business, business expansion, acquisition and general trade transactions, investment, import/export, travel, etc.;

2	Trading of currencies and financial products related to foreign exchange transactions, etc., as well as acceptance of entrustment of, and commission for, sales transactions under the Foreign Exchange and Foreign Trade Act;

3	Import/export and sale of alcoholic beverages and cigarettes;

4	Import/export, manufacture and sale of daily necessities, groceries, clothing, household electrical appliances and their parts;

5	Drugstore management and sale and wholesale of medicine;

6	Sale and wholesale of cosmetics and cosmetic adjustments;

7	Sale of sanitary supplies, thermometers, length gauges, scales, pressure gauges, volume meters, medical equipment, health equipment, beauty equipment and nursing equipment;

8	Sale of dietary supplements supplemented with nutrients such as vitamins;

9	Sale of ingredient-adjusted foods such as low-sodium, low-calorie and linoleic acid food;

10	Management of a drugstore franchise chain;

11	Logistics and warehousing;

12	Lease, management, holding and utilization of real estate;

13	General travel business, domestic travel business and travel agency business;

14	Operation and maintenance of online sales system;

15	Second-hand articles dealing;

16	Mail-order business and order reception agency business though networks such as the Internet;

17	Agency of subscription procedures for telecommunications services and broadcasting services;

18	Telecommunications business as provided for in the Telecommunications Business Act;

19	Design, development, manufacture, sale, lease and maintenance of communication equipment and its peripherals;

20	Development, manufacture, sale, lease, and maintenance of software for communication machinery and equipment;

21	Restaurant management and consulting business; and

22	All business incidental to or relating to any of the foregoing items.

(Location of Head Office)

Article 3

The Company has its head office in Sumida-Ku, Tokyo.

(Organs)

Article 4

In addition to the General Meeting of Shareholders and Directors, the Company has the following organs:

1	Board of Directors;

2	Corporate Auditors;

(Method of Public Notice)

Article 5

The method of public notice of the Company shall be Electronic Public Notice. However, in the event that public notice cannot be given by Electronic Public Notice due to an accident or any other unavoidable causes, public notice shall be given in the Nihon Keizai Shinbun.

Chapter 2　Shares

(Total number of Authorized Shares)

Article 6

The total number of Authorized Shares of the Company shall be 100,000,000 shares.

(Acquisition of Treasury Shares)

Article 7

The Company may acquire its Treasury Shares by a resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Administrator of Shareholder Registry)

Article 8

1.	The Company shall have an Administrator of Shareholder Registry.

2.	The Administrator of Shareholder Registry and its place of business shall be designated by a resolution of the Board of Directors.

3.	The preparation and keeping of the register of Shareholders and the register of Share Options of the Company and other administrative affairs relating thereto shall be outsourced to the Administrator of Shareholder Registry, and the Company shall not handle such affairs.

(Share Handling Regulations)

Article 9

Procedures for exercising rights of Shareholders and other handling of shares of the Company shall be governed by laws and regulations or these Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

Chapter 3　General Meeting of Shareholders

(Convocation)

Article 10

An Ordinary General Meeting of Shareholders of the Company shall be convened within three months from the day following the end of each business year. An Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Record Date)

Article 11

The record date for the voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.

(Convener and Chairperson)

Article 12

1.	A General Meeting of Shareholders shall be convened and chaired by the President Director.

2.	In the event that, however, the President Director is unable to so act, another Director shall convene and chair a General Meeting of Shareholders, in accordance with the order previously determined by the Board of Directors.

(Disclosure via Internet of Reference Documents for General Meeting of Shareholders and Deemed Provision)

Article 13

Upon convocation of a General Meeting of Shareholders, the Company may be deemed to have provided the Shareholders with the information relating to the matters to be described or indicated in the Reference Documents for the General Meeting of Shareholders, business reports, Financial Statements and Consolidated Financial Statements by disclosing them through the Internet in accordance with the applicable Ordinances of the Ministry of Justice.

(Method of Resolution)

Article 14

1.	Unless otherwise provided by laws and regulations or these Articles of Incorporation, a resolution of a General Meeting of Shareholders shall be adopted by a majority of the votes of Shareholders present at the meeting who are entitled to exercise voting rights.

2.	A special resolution as stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds of the votes of Shareholders present at the meeting where Shareholders holding at least one-third of the voting rights of Shareholders entitled to exercise voting rights are present.

(Exercise of Voting Right by Proxy)

Article 15

1.	Shareholders may exercise their votes by proxy who shall be another Shareholder entitled to exercise voting rights of the Company.

2.	Each Shareholder or proxy shall submit a document evidencing their power of proxy to the Company at each General Meeting of Shareholders.

Chapter 4　Directors and the Board of Directors

(Number of Directors)

Article 16

The Company shall have 10 or fewer Directors.

(Method of Election of Directors)

Article 17

1.	A resolution for the election of Directors shall be adopted at a General Meeting of Shareholders by a majority vote of Shareholders present at the meeting where Shareholders holding at least one-third of the voting rights of the Shareholders entitled to exercise voting rights are present.

2.	Resolutions for the election of Directors shall not be based on cumulative voting.

(Term of Office of Directors)

Article 18

1.	The term of office of Directors shall be until the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within two years after their election.

2.	The term of office of Directors who has been elected to fill a vacancy or elected because of an increase in the number of Directors shall expire at the expiration of the remaining term of the retired Directors or of the other incumbent Directors.

(Representative Director and Executive Directors with titles)

Article 19

1.	The Board of Directors shall elect the Representative Director(s) by its resolution.

2.	The Board of Directors may elect one President Director and a few Senior Managing Directors and Managing Directors by its resolution.

(Convener and Chairperson of the Board of Directors)

Article 20

1.	The President Director shall convene and chair a Meeting of the Board of Directors, unless otherwise provided by laws and regulations.

2.	In the event that the President Director is unable to so act, another Director shall convene a Meeting of the Board of Directors and act as chairperson in accordance with the order previously determined by resolution of the Board of Directors.

(Notice of Convocation of the Board of Directors)

Article 21

1.	The notice of convocation of a Meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of urgent necessity.

2.	With the consent of all Directors and Corporate Auditors, a Meeting of the Board of Directors may be held without procedures for convocation.

(Omission of Resolution of the Board of Directors)

Article 22

A resolution of the Board of Directors shall be deemed to be adopted upon the fulfillment of the requirements of Article 370 of the Companies Act.

(Regulations of the Board of Directors)

Article 23

Matters regarding the Board of Directors shall be handled in accordance with laws and regulations and these Articles of Incorporation as well as Regulations of the Board of Directors established by the Board of Directors.

(Remuneration, etc.)

Article 24

Remuneration, bonuses, and other property benefits received from the Company as compensation for the execution of duties (hereinafter referred to as “remuneration, etc.”) of Directors shall be determined by a resolution of a General Meeting of Shareholders.

(Exemption from Liability of Directors)

Article 25

1.	The Company may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from their liabilities as provided for in Article 423, Paragraph 1 of the Companies Act to the extent of the amount obtained by subtracting the minimum liability amount prescribed by laws and regulations from the amount for which they are liable, in cases where the requirements prescribed by laws and regulations are satisfied.

2.	The Company and each Director (excluding Executive Directors) may enter into an agreement limiting the liability for damages for negligence of their duties pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of liability under such agreement shall be the higher of the previously stipulated amount of not less than 1 million yen or the minimum liability amount prescribed by laws and regulations.

Chapter 5　Corporate Auditors

(Number of Corporate Auditors)

Article 26

The Company shall have 10 or fewer Corporate Auditors.

(Method of Election of Corporate Auditors)

Article 27

A resolution for the election of Corporate Auditors shall be adopted at a General Meeting of Shareholders by a majority vote of Shareholders present at the meeting where Shareholders holding at least one-third of the voting rights of the Shareholders entitled to exercise voting rights are present.

(Term of Office of Corporate Auditors)

Article 28

1.	The term of office of Corporate Auditors shall be until the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within four years after their election.

2.	The term of office of Corporate Auditors elected to fill a vacancy created by the retirement of Corporate Auditors before the expiration of their term of office shall expire at the expiration of the remaining term of the retired Corporate Auditors.

(Remuneration, etc.)

Article 29

Remuneration, etc. of Corporate Auditors shall be determined by a resolution of a General Meeting of Shareholders.

(Exemption from Liability of Corporate Auditors)

Article 30

1.	The Company may, by a resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from their liabilities as provided for in Article 423, Paragraph 1 of the Companies Act to the extent of the amount obtained by subtracting the minimum liability amount prescribed by laws and regulations from the amount for which they are liable, in cases where the requirements prescribed by laws and regulations are satisfied.

2.	The Company and each Corporate Auditor may enter into an agreement limiting the liability for damages for negligence of their duties pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of liability under such agreement shall be the higher of the previously stipulated amount of not less than 1 million yen or the minimum liability amount prescribed by laws and regulations.

Chapter 6 Calculation

(Business year)

Article 31

The business year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(Record Date for Dividend of Surplus)

Article 32

The record date for Year-end Dividends of the Company shall be March 31 of each year.

(Interim Dividend)

Article 33

By a resolution of the Board of Directors, the Company may pay interim dividends with September 30 of each year as the record date.

(Period of Exclusion for Dividend Payments)

Article 34

If the dividends are paid in cash and are not received within three years from the beginning date of payment, the Company shall be relieved of the obligation to pay such dividends.